EXHIBIT 1.1

JOINDER AND Fourth LOAN MODIFICATION AGREEMENT

This Joinder and Fourth Loan Modification Agreement (this “Agreement”) is entered into as of September 21, 2020, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), (b) (i) MTBC, INC. (formerly known as MEDICAL TRANSCRIPTION BILLING, CORP.), a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Parent”), (ii) MTBC ACQUISITION, CORP., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Acquisition”), (iii) MTBC HEALTH, INC., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Health”), (iv) MTBC PRACTICE MANAGEMENT, CORP., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Management”), (v) MTBC-MED, INC., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“MTBC-Med”) and (vi) CARECLOUD CORPORATION, a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“CareCloud”, and, together with Parent, Acquisition, Health, Management, and MTBC-Med, jointly and severally, individually and collectively, “Existing Borrower”), and (c) (i) ORIGIN HEALTHCARE SOLUTIONS LLC, a Delaware limited liability company (“Origin Solutions”), (ii) ORIGIN HOLDINGS INC., a Delaware corporation (“Origin Holdings”), and (iii) MERIDIAN BILLING MANAGEMENT CO., a Vermont corporation (“Meridian”, and together with Origin Solutions and Origin Holdings, jointly, severally, individually and collectively, “New Borrower”, and New Borrower, together with Existing Borrower, jointly, severally, individually and collectively, “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Existing Borrower to Bank, Existing Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 13, 2017, evidenced by, among other documents, a certain Loan and Security Agreement dated as of October 13, 2017, between Existing Borrower and Bank, as amended and affected by a certain Joinder and First Loan Modification Agreement dated as of September 20, 2018, and as further amended by a certain Second Loan Modification Agreement dated as of November 15, 2019, and as further amended and affected by a certain Joinder and Third Loan Modification Agreement dated as of February 28, 2020 (as has been and as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. JOINDER TO LOAN AGREEMENT. New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints each other Borrower as its agent for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

3. SUBROGATION AND SIMILAR RIGHTS. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law until all Obligations are indefeasibly paid in full (except for inchoate indemnification obligations). Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement, the Loan Agreement or other Loan Documents, each Borrower irrevocably fully subordinates and defers, until all Obligations are indefeasibly paid in full (except for inchoate indemnification obligations) all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 3 shall be null and void. If any payment is made to a Borrower in contravention of this Section 3, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

4. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Bank a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located, including, without limitation, all of New Borrower’s assets, and all of New Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably deemed necessary by Bank in order to grant a valid, perfected first priority security interest to Bank in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of the Loan Agreement to have superior priority to Bank’s lien under the Loan Agreement). New Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Any such financing statement may indicate the Collateral as “all assets of Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5. REPRESENTATIONS AND WARRANTIES. New Borrower hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to New Borrower, with the same force and effect as if New Borrower was named as “Borrower” in the Loan Documents in addition to Existing Borrower.

6. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, as amended the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

7. DELIVERY OF DOCUMENTS. Each Borrower hereby agrees that the following documents shall be delivered to Bank prior to or contemporaneously with delivery of this Agreement, each in form and substance satisfactory to Bank:

a.	a secretary’s corporate borrowing certificate for Parent and each New Borrower (other than Origin Solutions) with respect to such Borrower’s certificate of incorporation, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;

b.	a limited liability company borrowing certificate for Origin Solutions, with respect to such Borrower’s certificate of formation, operating agreement, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;

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c.	consent of the shareholders of each Borrower (other than Origin Solutions) authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement (if required by such Borrower’s corporate documents);

d.	consent of the managers and/or members of Origin Solutions authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement (if required by Origin Solutions’ organizational documents);

e.	a long-form Certificate of Good Standing for Parent and each New Borrower (other than Meridian) from the State of Delaware;

f.	a long-form Certificate of Good Standing for Meridian from the State of Vermont;

g.	with respect to Parent, a certificate of good standing/foreign qualification from New Jersey;

h.	with respect to each New Borrower, certificates of good standing/foreign qualification from each state in which such Borrower is qualified to transact business;

i.	the results of UCC searches for each Borrower indicating that there are no Liens other than Permitted Liens, and otherwise in form and substance satisfactory to Bank;

j.	a Perfection Certificate for each Borrower;

k.	for Parent Borrower and each New Borrower, an Acord 25 liability insurance certificate and endorsements (a) naming Bank as additional insured to such Borrowers’ liability insurance policy and (b) endorsements to such Borrowers’ liability and property insurance policies stating that the insurer will provide Bank with thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled; and

l.	such other documents as Bank may reasonably request.

8. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Borrower hereby acknowledges and agrees that, on or before the date that is thirty (30) days from the date of this Agreement, Borrower will deliver to Bank, in form and substance satisfactory to Bank, (a) in each case with respect to Parent and each New Borrower, (i) an Acord 28 property insurance certificate and (ii) an endorsement to such Borrowers’ property insurance policy naming Bank as lender’s loss payable, and (b) certificates of good standing/foreign qualification for Parent Borrower certified by the Secretary of State (or equivalent agency) for each of Arizona, California, Maine, New York, Tennessee, and Texas, each dated as of a date no earlier than thirty (30) days prior to the date of this Agreement. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence on or before the date that is thirty (30) days from the date of this Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by deleting “Repeatable Revenue Report” in each place where it appears (except for the definition of “Repeatable Revenue Report” appearing in Section 13.1) and inserting in lieu thereof “Repeatable Revenue Statement”.

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3	The Loan Agreement shall be amended by deleting the following, appearing as Section 5.5 thereof:

“ 5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.”

and inserting in lieu thereof the following:

“ 5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries submitted to the Financial Statement Repository or otherwise delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.”

4	The Loan Agreement shall be amended by deleting the following, appearing as Section 5.11 thereof:

“ 5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).”

and inserting in lieu thereof the following:

“ 5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).”

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5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ 6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:”

and inserting in lieu thereof the following:

“ 6.2 Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository:”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ (c) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement and consolidated cash flow statement covering Borrower’s and its Subsidiaries’ consolidated and consolidating operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;”

and inserting in lieu thereof the following:

“ (c) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement and consolidated cash flow statement covering Borrower’s and its Subsidiaries’ consolidated and consolidating operations for such month, in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a completed Compliance Statement confirming that, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;”

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7	The Loan Agreement shall be amended by inserting the following new text, to appear at the end of Section 6.2 thereof:

“Any submission by Borrower of a Repeatable Revenue Statement, Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (a) as of the date of such Repeatable Revenue Statement, Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (b) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Repeatable Revenue Statement, Compliance Statement or other financial statement, as applicable, (c) as of the date of such submission, no Events of Default have occurred or are continuing, (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Repeatable Revenue Statement, Compliance Statement or other financial statement, as applicable, (e) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.8 thereof:

“ (a) Maintain its and all of its Subsidiaries’ operating and other deposit accounts, the Cash Collateral Account and securities/investment accounts with Bank and Bank’s Affiliates, provided, however that, (i) Borrower shall be permitted to maintain (A) its accounts with TD Bank, Boenning & Scattergood, Inc. and PayPal existing as of the First LMA Effective Date that are disclosed on the Perfection Certificate so long as the aggregate amount maintained in such accounts (for all such accounts together) does not exceed Ten Thousand Dollars ($10,000.00) and (B) accounts maintained by Borrower in its capacity as agent for its customers so long as such accounts do no hold any cash or other assets of Borrower at any time and (ii) Borrower’s Foreign Subsidiaries shall be permitted to maintain accounts with financial institutions other than Bank located outside of the United States so long as the aggregate amount maintained in the accounts in this subsection (ii) (for all such accounts together) does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), provided, however, that the aggregate amount in such accounts may exceed the foregoing amount for a period of up to fourteen (14) consecutive Business Days so long as the excess amount is solely due to the monthly transfer of funds from Borrower for such Subsidiaries’ payroll and business expenses or due to foreign currency exchange fluctuation. If Borrower decides to do a share buyback, it will obtain Bank’s consent in advance (which consent may be granted or withheld in Bank’s sole discretion), and will specify the maximum amount of cash Borrower can use to buy back its shares. Once such consent is received, Borrower shall be permitted to maintain an amount up to the maximum amount to be used for such buyback with Boenning & Scattergood, Inc. (or any other broker-dealer Borrower decides to utilize for the buyback) until the date on which such buyback is completed. In addition to the foregoing, Borrower shall conduct all of its investments, cash management, letters of credit and business credit cards banking with Bank and Bank’s Affiliates. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.”

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and inserting in lieu thereof the following:

“Maintain its, all of its Subsidiaries’, and any Guarantor’s operating and other deposit accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates, provided, however that, (i) Parent Borrower shall be permitted to maintain its accounts with TD Bank and PayPal existing as of the First LMA Effective Date and disclosed on the Perfection Certificate, so long as the aggregate amount maintained in such accounts (for all such accounts together) does not exceed Ten Thousand Dollars ($10,000.00), (ii) Borrower shall be permitted to maintain accounts in its capacity as agent for its customers, so long as such accounts do no hold any cash or other assets of Borrower at any time, (iii) Borrower’s Foreign Subsidiaries shall be permitted to maintain accounts with financial institutions other than Bank located outside of the United States, so long as the aggregate amount maintained in the accounts in this subsection (iii) (for all such accounts together) does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), provided, however, that the aggregate amount in such accounts may exceed the foregoing amount for a period of up to fourteen (14) consecutive Business Days, so long as the excess amount is solely due to the monthly transfer of funds from Borrower for such Subsidiaries’ payroll and business expenses or due to foreign currency exchange fluctuation, and (iv) (A) Meridian shall be permitted to maintain its account with People’s Bank account number ending 985 and (B) Origin Solutions shall be permitted to maintain its account with TD Bank account number ending 089, in the case of (A) and (B), each existing on the Fourth LMA Effective Date and disclosed on the Perfection Certificate, so long as the aggregate amount maintained in either such account does not at any time exceed (1) on or prior to October 31, 2020, Three Hundred Thousand Dollars ($300,000.00), (2) during the period commencing on November 1, 2020 through and including December 31, 2020, One Hundred Thousand Dollars ($100,000.00), and (3) on and after January 1, 2020, Twenty Thousand Dollars ($20,000.00). If Borrower decides to do a share buyback it will obtain Bank’s consent in advance (which consent may be granted or withheld in Bank’s sole discretion), and will specify the maximum amount of cash Borrower can use to buy back its shares. Once such consent is received, Borrower shall be permitted to maintain an amount up to the maximum amount to be used for such buyback with any broker-dealer Borrower decides to utilize for the buyback until the date on which such buyback is completed. In addition to the foregoing, Borrower, its Subsidiaries, and any Guarantor shall conduct all of its cash management and letters of credit banking with Bank.”

9	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

“ (a) Liquidity Ratio. Maintain: (i) at all times during the period commencing on the Effective Date through February 27, 2020, to be tested as of the last day of each month, a Liquidity Ratio of at least 1.0 to 1.0; (ii) at all times during the period commencing on February 28, 2020 through and including September 30, 2020, to be tested as of the last day of each month, a Liquidity Ratio of at least 1.25 to 1.0; and (iii) at all times on and after October 1, 2020, to be tested as of the last day of each month, a Liquidity Ratio of at least 1.0 to 1.0.”

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and inserting in lieu thereof the following:

“ (a) Liquidity Ratio. Maintain: (i) at all times during the period commencing on the Effective Date through February 27, 2020, to be tested as of the last day of each month, a Liquidity Ratio of at least 1.0 to 1.0; and (ii) at all on and after February 28, 2020, to be tested as of the last day of each month, a Liquidity Ratio of at least 1.25 to 1.0. Notwithstanding the foregoing, Bank hereby agrees that Borrower’s failure to comply with the financial covenant set forth in this Section 6.9(a) for any month ending on or after the Fourth LMA Effective Date shall not result in an Event of Default if Borrower is in compliance with the financial covenant set forth in Section 6.9(b) for the applicable testing period ending on the last day of such month.

On and after the Fourth LMA Effective Date, the financial covenant set forth in this Section 6.9(a) shall not be tested for any month to the extent that there were no outstanding Advances (for clarity, excluding any Obligations in connection with Bank Services) at all times from and including the first day of such month through and including the date that Bank receives financial statements of Borrower evidencing whether Borrower was in compliance with such financial covenant during such month. With respect to any Advance requested at a time when there are no Advances (for clarity, excluding any Obligations in connection with Bank Services) outstanding, the determination of whether to make such Advance shall be in Bank’s sole and absolute discretion in each instance unless Borrower provides evidence to Bank, satisfactory to Bank in its sole discretion, that Borrower has complied with the financial covenant set forth in this Section 6.9(a) at all times during the month ending immediately prior to such Advance request (in which case, subject to the conditions set forth in Section 6.9(b), the determination of whether to make such Advance shall be subject to the discretion set forth in Section 2.2 and the other terms of this Agreement).”

10	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9(b) thereof:

“ On and after the Second LMA Effective Date, the financial covenant set forth in this Section 6.9(b) shall not be tested for any six (6) month period to the extent that there were no outstanding Obligations at all times from and including the first day of such six (6) month period through and including the date that Bank receives financial statements of Borrower evidencing whether Borrower was in compliance with such financial covenant during such period. With respect to any Credit Extension requested at a time when there are no Obligations outstanding, the determination of whether to make such Credit Extension shall be in Bank’s sole and absolute discretion in each instance unless Borrower provides evidence to Bank, satisfactory to Bank in its sole discretion, that Borrower has complied with the financial covenant set forth in this Section 6.9(b) at all times during the six (6) month period ending on the last day of the month ending immediately prior to such Credit Extension request (in which case, the determination of whether to make such Credit Extension shall be subject to the discretion set forth in Section 2.2, 2.3, 2.4, or 2.5, as applicable, and the other terms of this Agreement).”

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and inserting in lieu thereof the following:

“ Notwithstanding the foregoing, Bank hereby agrees that Borrower’s failure to comply with the financial covenant set forth in this Section 6.9(b) for any six (6) month period ending on or after the Fourth LMA Effective Date shall not result in an Event of Default if Borrower is in compliance with the financial covenant set forth in Section 6.9(a) for the last month in such six (6) month period. On and after the Second LMA Effective Date, the financial covenant set forth in this Section 6.9(b) shall not be tested for any six (6) month period to the extent that there were no outstanding Advances (for clarity, excluding any Obligations in connection with Bank Services) at all times from and including the first day of such six (6) month period through and including the date that Bank receives financial statements of Borrower evidencing whether Borrower was in compliance with such financial covenant during such period. With respect to any Advance requested at a time when there are no Advances (for clarity, excluding any Obligations in connection with Bank Services) outstanding, the determination of whether to make such Advance shall be in Bank’s sole and absolute discretion in each instance unless Borrower provides evidence to Bank, satisfactory to Bank in its sole discretion, that Borrower has complied with the financial covenant set forth in this Section 6.9(b) at all times during the six (6) month period ending on the last day of the month ending immediately prior to such Advance request (in which case, subject to the conditions set forth in Section 6.9(a), the determination of whether to make such Advance shall be subject to the discretion set forth in Section 2.2 and the other terms of this Agreement).”

11	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.7 thereof:

“; and (iii) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000.00) per fiscal year; or”

and inserting in lieu thereof the following:

“; (iii) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000.00) per fiscal year; and (iv) pay cash in lieu of issuing fractional shares so long as the aggregate amount of all such payments in any fiscal year does not exceed One Hundred Thousand Dollars ($100,000.00); or”

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12	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Indebtedness” in Section 13.1 thereof:

“ (f) Indebtedness consisting of the financing of insurance premiums not exceeding Six Hundred Thousand Dollars ($600,000.00) in the aggregate outstanding at any time; and”

and inserting in lieu thereof the following:

“ (f) Indebtedness consisting of the financing of insurance premiums not exceeding Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate outstanding at any time; and”

13	The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 13.1 thereof:

“ “Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.”

“ “Financial Statement Repository” is MASE@svb.com or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.”

“ “Fourth LMA Effective Date” is September 21, 2020.”

“ “Meridian” is Meridian Billing Management Co., a Vermont corporation.”

“ “Origins Solutions” is Origin Healthcare Solutions LLC, a Delaware limited liability company.”

“ “Origin Holdings” is Origin Holdings Inc., a Delaware corporation.”

“ “Repeatable Revenue Statement” is defined in Section 6.2(a).

14	The Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

“ “Borrower” means, individually and collectively, jointly and severally, Parent Borrower, Acquisition, Health, Management, MTBC-Med and CareCloud.”

and inserting in lieu thereof the following:

“ “Borrower” means, individually and collectively, jointly and severally, Parent Borrower, Acquisition, Health, Management, MTBC-Med, CareCloud, Meridian, Origin Solutions, and Origin Holdings.”

15	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.”

“ “Repeatable Revenue Report” is defined in Section 6.2(a).”

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16	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Statement attached as Schedule 1 hereto.

9. FEES AND EXPENSES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

10. PERFECTION CERTIFICATES.

(a) Parent hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “Parent Perfection Certificate”) delivered by Parent to Bank, and acknowledges, confirms and agrees that the disclosures and information Parent provided to Bank in the Parent Perfection Certificate have not changed, as of the date hereof.

(b) Acquisition hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “Acquisition Perfection Certificate”) delivered by Acquisition to Bank, and acknowledges, confirms and agrees that the disclosures and information Acquisition provided to Bank in the Acquisition Perfection Certificate have not changed, as of the date hereof.

(c) Health hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “Health Perfection Certificate”) delivered by Health to Bank, and acknowledges, confirms and agrees that the disclosures and information Health provided to Bank in the Health Perfection Certificate have not changed, as of the date hereof.

(d) Management hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “Management Perfection Certificate”) delivered by Management to Bank, and acknowledges, confirms and agrees that the disclosures and information Management provided to Bank in the Management Perfection Certificate have not changed, as of the date hereof.

(e) MTBC-Med hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “MTBC-Med Perfection Certificate”) delivered by MTBC-Med to Bank, and acknowledges, confirms and agrees that the disclosures and information MTBC-Med provided to Bank in the MTBC-Med Perfection Certificate have not changed, as of the date hereof.

(f) CareCloud hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 21, 2020 (the “CareCloud Perfection Certificate”) delivered by CareCloud to Bank, and acknowledges, confirms and agrees that the disclosures and information CareCloud provided to Bank in the CareCloud Perfection Certificate have not changed, as of the date hereof.

(g) In connection with this Agreement, Meridian delivered to Bank a Perfection Certificate signed by Meridian dated as of the date of this Agreement (the “Meridian Perfection Certificate”). Meridian represents and warrants to Bank that: (i) Meridian’s exact legal name is that indicated on the Meridian Perfection Certificate and on the signature page hereof; and (ii) Meridian is an organization of the type, and is organized in the jurisdiction, set forth in the Meridian Perfection Certificate; and (iii) the Meridian Perfection Certificate accurately sets forth Meridian’s organizational identification number or accurately states that Meridian has none; (iv) the Meridian Perfection Certificate accurately sets forth Meridian’s place of business, or, if more than one, its chief executive office as well as Meridian’s mailing address if different, and (v) all other information set forth on the Meridian Perfection Certificate pertaining to Meridian is accurate and complete.

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(h) In connection with this Agreement, Origin Holdings delivered to Bank a Perfection Certificate signed by Origin Holdings dated as of the date of this Agreement (the “Origin Holdings Perfection Certificate”). Origin Holdings represents and warrants to Bank that: (i) Origin Holdings’s exact legal name is that indicated on the Origin Holdings Perfection Certificate and on the signature page hereof; and (ii) Origin Holdings is an organization of the type, and is organized in the jurisdiction, set forth in the Origin Holdings Perfection Certificate; and (iii) the Origin Holdings Perfection Certificate accurately sets forth Origin Holdings’s organizational identification number or accurately states that Origin Holdings has none; (iv) the Origin Holdings Perfection Certificate accurately sets forth Origin Holdings’s place of business, or, if more than one, its chief executive office as well as Origin Holdings’s mailing address if different, and (v) all other information set forth on the Origin Holdings Perfection Certificate pertaining to Origin Holdings is accurate and complete.

(i) In connection with this Agreement, Origin Solutions delivered to Bank a Perfection Certificate signed by Origin Solutions dated as of the date of this Agreement (the “Origin Solutions Perfection Certificate”). Origin Solutions represents and warrants to Bank that: (i) Origin Solutions’s exact legal name is that indicated on the Origin Solutions Perfection Certificate and on the signature page hereof; and (ii) Origin Solutions is an organization of the type, and is organized in the jurisdiction, set forth in the Origin Solutions Perfection Certificate; and (iii) the Origin Solutions Perfection Certificate accurately sets forth Origin Solutions’s organizational identification number or accurately states that Origin Solutions has none; (iv) the Origin Solutions Perfection Certificate accurately sets forth Origin Solutions’s place of business, or, if more than one, its chief executive office as well as Origin Solutions’s mailing address if different, and (v) all other information set forth on the Origin Solutions Perfection Certificate pertaining to Origin Solutions is accurate and complete.

Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include, collectively, the Parent Perfection Certificate, the Acquisition Perfection Certificate, the Health Perfection Certificate, the Management Perfection Certificate, the MTBC-Med Perfection Certificate, the CareCloud Perfection Certificate, the Meridian Perfection Certificate, the Origin Holdings Perfection Certificate, and the Origin Solutions Perfection Certificate.

11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

13. RELEASE BY BORROWER.

A.	FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

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B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.	By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.	This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1	Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

2	Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Agreement are contractual and not a mere recital.

4	This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

5	Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Agreement.

15. COUNTERSIGNATURE. This Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

EXISTING BORROWER:

MTBC, INC.		MTBC HEALTH, INC.

By	/s/ Kimberly Blanche	By	/s/ Kimberly Blanche
Name:	Kimberly Blanche	Name:	Kimberly Blanche
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

MTBC ACQUISITION, CORP.		MTBC-MED, INC.

By	/s/ Kimberly Blanche	By	/s/ Kimberly Blanche
Name:	Kimberly Blanche	Name:	Kimberly Blanche
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

MTBC PRACTICE MANAGEMENT, CORP.		CARECLOUD CORPORATION

By	/s/ Kimberly Blanche	By	/s/ Kimberly Blanche
Name:	Kimberly Blanche	Name:	Kimberly Blanche
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

NEW BORROWER

MERIDIAN BILLING MANAGEMENT CO.		ORIGIN HEALTHCARE SOLUTIONS LLC

By	/s/ Kimberly Blanche	By	/s/ Kimberly Blanche
Name:	Kimberly Blanche	Name:	Kimberly Blanche
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

ORIGIN HOLDINGS INC.

By	/s/ Kimberly Blanche
Name:	Kimberly Blanche
Title:	General Counsel & Secretary

[Signatures continue on the next page]

BANK:

SILICON VALLEY BANK

By	/s/ Michael McMahon
Name:	Michael McMahon
Title:	Director

SCHEDULE 1

EXHIBIT B

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK Date: ________________________
FROM:	MTBC, INC., MTBC ACQUISITION, CORP., MTBC HEALTH, INC.,
MTBC PRACTICE MANAGEMENT, CORP., MTBC-MED, INC.,
CARECLOUD CORPORATION, MERIDIAN BILLING MANAGEMENT CO.,
ORIGIN HEALTHCARE SOLUTIONS LLC, AND ORIGIN HOLDINGS INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Statement	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited) on Form 10-K	Within 5 days after filing with SEC
10-Q and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Repeatable Revenue Statements	Monthly within 30 days	Yes No
Board-approved projections	FYE within 30 days, and as updated/ amended	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Liquidity Ratio (at all times; tested monthly)	> _1.25 : 1.0*	______ : 1.0	Yes No
Adjusted EBITDA (trailing six-month; tested monthly)	> _______**	______ : 1.0	Yes No N/A

* As set forth in Section 6.9(a) of the Agreement

** As set forth in Section 6.9(b) of the Agreement

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

———————————————————————————————————————————————————

Schedule 1 to Compliance Statement

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated: ____________________

I. Liquidity Ratio (at all times) (tested as of the dates and for the periods set forth in Section 6.9(a))

Required: > 1.25 : 1.0

*As set forth in Section 6.9(a) of the Agreement

Actual: ___ : 1:0

A.	Aggregate value of Borrower’s unrestricted and unencumbered cash and Cash Equivalents maintained with Bank and Bank’s Affiliates	$ _____
B.	Aggregate value of Borrower’s net billed accounts receivable	$ _____
C.	The sum of lines A and B	$ _____
D.

All obligations and liabilities of Borrower to Bank (other than any obligations related to Bank Services that are secured by specifically pledged and segregated cash on terms and in amounts satisfactory to Bank in its sole discretion)

$ _____
E.	Liquidity Ratio (line C divided by line D)	_____

Is line E equal to or greater than the amount set forth above?

____No, not in compliance	_____Yes, in compliance

II. Adjusted EBITDA (trailing six-month) (tested as of the dates and for the periods set forth in Section 6.9(b))

Required: $_________________**

**As set forth in Section 6.9(b) of the Agreement.

Actual: $_________________

A.	Net Income	$___________
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$__________
	2. Income tax expense	$__________
	3. Depreciation	$__________
	4. Amortization expense	$__________
	5. Non-cash stock-based compensation expense	$__________
	6. Stock-based compensation payable in cash (not to exceed $250,000 per fiscal year)	$__________
	7. Foreign currency gains and losses	$__________
	8. Gain or loss resulting from the change in the value of contingent consideration and non-recurring transaction and integration costs related to acquisitions that occurred prior to the Effective Date	$__________

9. Gain or loss resulting from the change in the value of contingent consideration and non-recurring transaction and integration costs related to acquisitions occurring on or after the Effective Date to the extent approved by Bank on a case-by-case basis in its sole discretion

$__________
	10. The sum of lines 1 through 9	$__________
C.	Unfinanced capital expenditures	$__________
D.	Capitalized software expenses	$__________
E.	The sum of lines C and D
F.	Adjusted EBITDA (line A plus line B.10 minus line E)	$__________

Is line F equal to or greater than the required amount set forth above?

No, not in compliance Yes, in compliance